[EXHIBIT 66]

THOMAS F. KUMMER
VON S. HEINZ
KUMMER KAEMPFER BONNER & RENSHAW
Seventh Floor
3800 Howard Hughes Parkway
Las Vegas, Nevada  89109
(702) 792-7000

Attorneys for Defendant/Counterclaimant
ITT CORPORATION


                     UNITED STATES DISTRICT COURT

                          DISTRICT OF NEVADA


HILTON HOTELS CORPORATION and       )
HLT CORPORATION,                    )
                                    )
                  Plaintiffs,       )
                                    )
         vs.                        ) Case No. CV-S-97-95-PMP(RLH)
                                    )
ITT CORPORATION, RAND V.            )
ARASKOG, ROBERT A. BOWMAN,          )
BETTE B. ANDERSON, NOLAN D.         )
ARCHIBALD, ROBERT A. BURNETT,       )
PAUL G. KIRK, JR., EDWARD C.        )
MEYER, BENJAMIN F. PAYTON, VIN      )
WEBER, and MARGITA E. WHITE,        )
                                    )
                  Defendants.       )
                                    )
------------------------------------)
                                    )
ITT CORPORATION,                    )
                                    )
                  Defendant and     ) MOTION OF ITT CORPORATION TO
                  Counterclaimant,  ) DISMISS COUNTS III-VII OF THE
                                    ) FIRST AMENDED AND
         vs.                        ) SUPPLEMENTAL COMPLAINT OR, IN
                                    ) THE ALTERNATIVE, FOR PARTIAL
HILTON HOTELS CORPORATION and       ) SUMMARY JUDGMENT
HLT CORPORATION,                    )
                                    )
                  Plaintiffs and    )
                  Counterdefendants.)
                                    )
------------------------------------)

                           TABLE OF CONTENTS


                                                                  PAGE

ITT CORPORATION'S MEMORANDUM OF POINTS AND AUTHORITIES............   2
     Preliminary Statement........................................   2
FACTUAL BACKGROUND................................................   3
     I.  HILTON'S AMENDED COMPLAINT...............................   3
     II. HILTON'S KNOWLEDGE OF THE FACTS..........................   6
ARGUMENT..........................................................  10
     I.   HILTON'S NEW CLAIMS SHOULD BE DISMISSED AS BY AND LARGE
          NOT RIPE................................................  10
     II.  HILTON IS A HOSTILE WOULD-BE ACQUIROR WHOSE BREACH OF
          FIDUCIARY CLAIMS SHOULD BE DISMISSED....................  13
          A.     Hilton's Claims Are Derivative...................  13
          B.     These Derivative Claims Should Be Dismissed......  16
                 1.  Hilton Is Not a Proper Derivative Plaintiff..  16
                 2.  Hilton Has Failed to Meet the Procedural
                     Requirements of Rule 23.1....................  17
     III. COUNTS III-V MUST BE DISMISSED FOR FAILURE TO STATE A
          COGNIZABLE CLAIM........................................  17
          A.     Hilton's Unocal and Revlon Counts Do Not
                 State a Claim....................................  17
          B.     Count V Fails to State a Claim...................  20
     IV.  THE NEW COUNTS SHOULD BE DISMISSED FOR FAILURE TO JOIN
          FELCOR AS A PARTY.......................................  21
     V.   IN THE ALTERNATIVE, PARTIAL SUMMARY JUDGMENT SHOULD
          BE GRANTED..............................................  22
CONCLUSION........................................................  25
CERTIFICATE OF SERVICE............................................  26

                         TABLE OF AUTHORITIES


                                                                  PAGE
CASES

Abromson v. American Pacific Corp., Nos. 96-15250, 96-15316,
  1997 WL 297723, (9th Cir. June 5, 1997)........................   22

Arizona v. Atchison Topeka and Santa Fe R.R.,
  656 F.2d 398 (9th Cir. 1981)................................... 10, 11

Barnes v. Arden Mayfair, Inc., 759 F.2d 676 (9th Cir. 1985)......   22

Baron v. Strawbridge & Clothier, 646 F. Supp. 690
  (E.D. Pa. 1986)................................................   17

Bragger v. Budacz, 1994 Del. Ch. LEXIS 202 (Del. Ch.
  December 7, 1994)..............................................   20

Buchanan v. Henderson, 131 B.R. 859 (D. Nev. 1990)...............   15

Chrysogelos v. London, No. Civ. A. 11,910, 1992 Del. Ch.
  LEXIS 61 (1992)................................................   11

Crane Co. v. Anaconda Co., 411 F. Supp. 1208 (S.D.N.Y. 1975).....   13

Duval Ranching Co. v. Glickman, No. CV-N-95-38-ECR, 1997 U.S.
  Dist. LEXIS 7251 (D. Nev. March 13, 1997)......................   11

Eagle v. AT&T, 769 F.2d 541 (9th Cir. 1985)......................   14

Friedman v. Mohasco Corp., 929 F.2d 77 (2d Cir. 1991)............   14

Greenspun v. Del. E. Webb Corp., 634 F.2d 1204 (9th Cir. 1980)...   17

Guenther v. Pacific Telecom, Inc., 123 F.R.D. 341 (D. Or. 1988)..   14

Hall v. Aliber, 614 F. Supp. 473 (E.D. Mich. 1985)...............   17

Hilton Hotels Corp. v. ITT Corp., 962 F. Supp. 1309
  (D. Nev. 1997)................................................. 12, 19

KDT Industries, Inc. v. Home Insurance Co., 603 F. Supp. 861
  (D. Mass. 1985)................................................   15

Kahn v. Sprouse, 842 F. Supp. 423 (D. Or. 1993)..................    14

Kern River Gas Transmission Co. v. Clark County, 757 F. Supp.
  1110 (D. Nev. 1990)............................................    10

Lewis v. Chiles, 719 F.2d 1044 (9th Cir. 1983)...................  15, 17

Lipton v. News Int'l, PLC, 514 A.2d 1075 (Del. 1986).............    16

Lomayaktewa v. Hathaway, 520 F.2d 1324 (9th Cir. 1975)...........    21

Moran v. Household Int'l, Inc., 490 A.2d 1059 (Del. Ch. 1985)....    16

Morongo Band of Mission Indians v. California State Board of
  Equalization, 858 F.2d 1376 (9th Cir. 1988)....................    11

National Licorice Co. v. NLRB, 309 U.S. 350 (1940)...............    21

                                                                  PAGE

Nelson v. Sierra Constr. Corp., 364 P.2d 402 (Nev. 1961).........    13

O'Hare v. Marine Elec. Co., 229 Cal. App. 2d 33 (1964)...........    14

O'Neill v. Church's Fried Chicken, Inc., 910 F.2d 263 (5th
  Cir. 1990).....................................................    14

Pacific Gas & Elec. Co. v. State Energy Resources Conservation
  & Dev. Comm'n., 461 U.S. 190 (1983)............................    11

Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173
  (Del. 1986)....................................................  6, 19

Ripplinger v. Collins, 868 F.2d 1043, 1047 (9th Cir. 1989).......    11

Ross v. Bernhard, 396 U.S. 531 (1970)............................    13

In re Santa Fe Pacific Corp. Shareholder Litig., 669 A.2d 59
  (Del. 1995)....................................................  18, 20

Sax v. World Wide Press, Inc., 809 F.2d 610 (9th Cir. 1987)...... 14, 15 ,16

Schaffer v. Universal Rundle Corp., 397 F.2d 893 (5th Cir. 1968).    15

SEC v. Carter Hawley Hale Stores, Inc., 587 F. Supp. 1248 (C.D.
  Cal. 1984).....................................................    22

Starbird v. Lane, 203 Cal. App. 2d 247 (1962)....................    14

Stepak v. Schey, 553 N.E.2d 1072 (Ohio 1990).....................    19

Stroud v. Milliken Enters., Inc., 552 A.2d 476, 481 (Del. 1989)..    12

In re Syntex Corp. Sec. Litig., 95 F.3d 922 (9th Cir. 1996)......    3

Thomas v. Union Carbide Agric. Prods. Co., 473 U.S. 568 (1985)...   10

Tomczak v. Mortn Thiokol, Inc., Civ. A. No. 786, 1990 WL 42607
  (Del. Chi. Apr. 5, 1990).......................................   20

In re Tri-Star Pictures, Inc., Litig., 634 A.2d 319 (Del. 1993)..   16

Umbriac v. Kaiser, 467 F. Supp. 548 (D. Nev. 1979)...............   20

Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985).....    6

Wells Fargo & Co. v. First Interstate Bancorp., Civ. A. Nos.
  14696, 14623, 1996 WL 32169 (Del. Ch. Jan. 18, 1996)...........    11

Wilmac Corp. v. Bowen, 811 F.2d 809 (3rd Cir. 1987)..............    12


STATUTES
NRS ss. 78.115...................................................   2, 19
NRS ss. 78.120...................................................    18

                                                                       PAGE

NRSss.78.138.....................................................     14, 19
NRSss.78.138(1)..................................................     18, 19
NRSss.78.138(3)..................................................     19, 20
NRSss.78.138(4)..................................................     18, 19
NRSss.78.565.....................................................       20

RULES
Fed. R. Civ. P. 12(b)(1).........................................      1, 11
Fed. R. Civ. P. 12(b)(6).........................................      1, 18
Fed. R. Civ. P. 12(b)(7).........................................        1
Fed. R. Civ. P. 19(a)............................................     21, 22
Fed. R. Civ. P. 23.1............................................. 1, 13, 16, 17
Fed. R. Civ. P. 41(b)............................................      1, 17
Fed. R. Civ. P. 56(b)............................................        1
Fed. R. Civ. P. 56(c)............................................       22
Local Rule 78-2..................................................        1

TEXT AND TREATISES
12B William Fletcher, Cyclopedia of the Law of Private
  Corporations (perm. ed. rev. vol. 1993)........................       14
Charles Wright, Arthur Miller & Mary Kane, Federal Practice and
  Procedure (1986)...............................................       15

          Defendant/counterclaimant ITT Corporation ("ITT") respectfully moves the Court for dismissal of Counts III-VII of plaintiffs/counterdefendants Hilton Hotels Corporation and HLT Corporation's (collectively "Hilton") First Amended and Supplemental Complaint ("amended complaint") or "Am. Cpl.") pursuant to Fed. R. Civ. P. 12(b)(1), 12(b)(6), 12(b)(7), 23.1
and 41(b) or, in the alternative, for partial summary judgment pursuant to Fed. R. Civ. P. 56(b). ITT's motions relies upon the following memorandum of points and authorities, the affidavit of Von S. Heinz ("Heinz Aff."), the affidavit of Hervey Feldman ("Feldman Aff.") and the oral argument of counsel as may be presented at a hearing on this motion to the extent that this Court in its discretion decides a hearing is necessary pursuant to LR 78-2.

         DATED this 2nd day of July, 1997.

                              Respectfully submitted,

                         KUMMER KAEMPFER BONNER & RENSHAW



                         By  /s/ Von S. Heinz
                           ------------------------------
                           THOMAS F. KUMMER
                           VON S. HEINZ
                           Seventh Floor
                           3800 Howard Hughes Parkway
                           Las Vegas, Nevada 89109
                           Attorney for Defendant/
                           Counterclaimant
                           ITT CORPORATION

     ITT CORPORATION'S MEMORANDUM OF POINTS AND AUTHORITIES

                     Preliminary Statement

     On May 21, Hilton essentially admitted that its original complaint was moot by stipulating that no discovery would occur "at this time". Then, Hilton suddenly changed course. Without amending its complaint or consulting ITT, Hilton, seeking commercial advantage, served broad discovery requests on ITT and its financial advisors. A week later, in an effort to justify its inappropriate and unsupportable pre-complaint discovery, Hilton amended its complaint, adding five new claims and the ITT directors as defendants.[1] Hilton now seeks essentially an advisory opinion that ITT's entering into certain hypothetical transactions would be a breach of defendants' fiduciary duties. Although Nevada law provides that "[t]he business of every corporation must be managed by a board of directors" (NRS Section 78.115), Hilton improperly asks the Court to replace ITT's Board as the party responsible for managing ITT and to replace the market as the arbiter of ITT's business and financial performance (and Hilton's bid).

     Hilton's new claims should be dismissed for at least the following reasons. First, Hilton's new claims should be dismissed to the extent that they are not ripe. (See Point I, infra.)
Second, Hilton's new claims are derivative and are neither properly brought nor properly pleaded by Hilton. (See

--------

[1] The director defendants have not yet been served.

Point II, infra.) Third, Counts III-V fail to state a claim under Nevada law. (See Point III, infra.) Fourth, although Hilton asks for rescission and reformation of the FelCor agreement, Hilton has improperly failed to add FelCor, a necessary party, as a defendant. (See Point IV, infra.) Fifth, even if not all the new claims are dismissed on their face, undisputed facts about the challenged change-in-control option in the FelCor management agreement and the fifty-eight other "management" agreements alleged in the complaint make partial summary judgment appropriate. (See Point V, infra.)

                     Factual Background [2]

I.   Hilton's Amended Complaint

     On January 27, 1997, even before it had launched its hostile bid to acquire ITT, Hilton filed this action, naming ITT as the sole defendant.[3] Hilton took no discovery on that complaint, not even in connection with the three preliminary injunction motions it brought based on the original complaint.

     On May 19, ITT announced the creation of a long-term strategic alliance with FelCor Suites, L.P. ("FelCor"), beginning with (i) an agreement in principle for FelCor to

--------

[2] Except to the extent that specific additional facts are cited in support of ITT's alternative motion for summary judgment, the well- pleaded facts in Hilton's amended complaint are accepted as true for the purposes of ITT's motion to dismiss. See In re Syntex Corp. Sec. Litig., 95 F.3d 922, 926
(9th Cir. 1996).

[3] Counts I, II and III of Hilton's original complaint are, respectively, Counts I, II and VIII of the amended complaint.

purchase five ITT hotels for $200 million in cash and (ii) an agreement for ITT to manage the hotels for FelCor for twenty years. (Am. Cpl. Paragraph 25.)[4] Hilton does not claim the price for these hotels is inadequate.

     On May 21, Hilton and ITT jointly submitted and this Court approved a Discovery Plan and Scheduling Order ("Discovery
Plan"). While reserving the right to seek future discovery, Hilton represented that it did not "intend[] to take discovery at this time". (Discovery Plan Paragraph 3(a).)

     On June 5, Hilton, without consultation with ITT, suddenly noticed wide-ranging discovery from ITT, its financial advisors and FelCor, essentially seeking expedited discovery that went far beyond the scope of any issues raised by the original complaint. The scope and speedy publication of the discovery noticed by Hilton and the lack of any cognizable claim supporting it strongly suggested that Hilton noticed such discovery primarily to chill the capital markets from supporting the FelCor transaction, to deter other companies from negotiating agreements with ITT, and to obtain an improper advantage in the marketplace.

     When Hilton was confronted with the improprieties of the discovery requested, it eventually proposed to file an amended complaint. On June 12, Hilton sent ITT a copy of its amended complaint, which challenges the change-of-control provisions

--------

[4] The FelCor transaction involves only five of ITT's more than 400 hotels and resorts.

in the FelCor/ITT management agreement and fifty-eight other unidentified "management agreements";[5] and the alleged
"dismemberment" of ITT's "core hotel business". (Am. Cpl.
Paragraphs 25, 27.)

     Hilton alleges that: (a) the FelCor change-of- control provision is "an attempt to deter Hilton . . . from acquiring control of ITT" (Paragraph 25) and is "irresponsible and unnecessary" (quoting a June 2 letter from Hilton's CEO to ITT's Board) (Paragraph 26); (b) the change-of-control provisions at issue are "a pure entrenchment device" and "a 'poison pill' designed to destroy the value of ITT" (Paragraph 33) and are "designed to make ITT takeover-proof" (Paragraph 45); and (c) "the change-of-control provisions at issue do not serve any legitimate purpose of FelCor or other purchaser of ITT assets" (Paragraph 32).

     Likewise, Hilton alleges that ITT may sell "all or substantially all of its property" without a stockholder vote, and that "crown jewel" sales (with management contracts that "could include" change-in-control clauses) may be negotiated in the future. (Am. Cpl. Paragraphs 25, 27, 56) (emphasis added). Hilton alleges further that: (a) "[a]ny further effort by ITT or the ITT Board [to undertake various acts] would . . .

--------

[5] The management agreement between FelCor and ITT contains provisions permitting, but not requiring, FelCor to terminate the contract if there is a change in control of ITT. (Am. Cpl. Paragraphs 25-26.) Hilton alleges that, in addition to the FelCor agreement, since the beginning of 1997, ITT has added to ITT's roster of managed hotels fifty-eight hotels most of which have change-of-control provisions in their management agreements with ITT. (Am. Cpl. Paragraphs 27, 44, 59).

constitute a breach of fiduciary duty" (Paragraph 38) (emphasis added); (b) that the "threatened disposition of . . . 'crown jewel' hotels . . . threaten[s] to be [an] unreasonable response" to Hilton's tender offer (Paragraph 44) (emphasis added); (c) ITT may sell substantially all of its assets without a shareholder vote (Paragraph 56) (emphasis added); and
(d) ITT may "enter into additional management contracts" (Paragraph 59) (emphasis added).

     Based on these "factual" allegations, Hilton brings the following new claims:

          (a) a Unocal breach of fiduciary duty claim (Count
     III), namely that the FelCor transaction, additional management agreements and possible future acts "are, or threaten to be, unreasonable responses by the ITT Board of Directors to Hilton's tender offer" under the standard set in Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (Del.
     1985) (Paragraph 44);

          (b) a Revlon breach of fiduciary duty claim (Count
     IV), namely that the FelCor transaction and potential future acts by ITT's Board "constitute a break-up of ITT" requiring an auction of ITT under the standard set in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986) (Paragraph 49);

          (c) a Nevada statutory claim (Count V); namely that "ITT is threatening to sell all or substantially all of its property and assets without the required shareholder vote under Nevada law" (Paragraph 56);

          (d) a breach of fiduciary duties claim (Count VI), namely that the ITT/FelCor management contract, the other management contracts and possible future management contracts are ultra vires acts (Paragraph 59); and

          (e) a breach of fiduciary duties claim (Count VII), namely that the ITT directors breached their duty of loyalty through unspecified acts (Paragraph 62).

II.   Hilton's Knowledge Of The Facts

     In its January 31, 1997 14D-1 Tender Offer Statement, Hilton disclosed that it had "reached a preliminary understanding with HFS under which HFS would license, on a long-term, worldwide basis, [ITT's] 'Sheraton' trademark, franchise system and management agreements" and that moneys received by Hilton from HFS in exchange for this license would be used to assist in financing Hilton's acquisition of ITT. (Heinz Aff. Ex. A.)

     In its February 12, 1997 14D-9 disclosure, ITT noted that one of the reasons that the ITT Board unanimously determined that the Hilton transaction was inadequate and not in the best interests of ITT or its stockholders was:

     "the absence of information regarding the role of HFS Incorporated ("HFS") in the Hilton Transaction and the Board's concern about possible adverse effects on the value of an investment in Hilton securities following any combination with [ITT], including the potential negative impact of HFS's involvement in the Hilton Transaction on the value of [ITT's] Sheraton and Four Points hotel businesses, [and] the potential disruption of [ITT] hotel management contracts and franchise arrangements (as evidenced by communications from existing hotel owners and franchisees opposing any plan for HFS to assume these contracts), . . ." (Heinz Aff. Ex. B.)

     In fact, Hilton's long pending takeover attempt and its plans as part of that effort to turn over the "Sheraton" brand and management agreements to HFS have created serious concerns for third parties interested in entering management or franchise agreements with ITT for the "Sheraton" brand. The problem is the inevitable creation of Hilton's own hostile takeover attempt and Hilton's own decision to include HFS in its hostile acquisition strategy. Hilton has known since before it filed its amended complaint that its involvement of HFS has motivated franchisees to insist on change-of-control provisions.

     On about May 28, 1997, prior to Hilton serving its discovery notices or amending its complaint, Hervey Feldman, Chairman of the Board of Directors of FelCor, spoke on the telephone to Stephen Bollenbach, the President and CEO of Hilton. (Feldman Aff. Paragraph 3.) During that conversation, Mr. Bollenbach asked Mr. Feldman "whose idea" the change-of-control provision in the FelCor/ITT management contract had been. (Id. Paragraph 4.) Mr. Feldman "told him that it was FelCor's idea and that FelCor had insisted that such a provision be included." (Id.) Mr. Feldman explained to Mr. Bollenbach:

"that FelCor wanted to have the ability to determine who managed FelCor's properties and under what flag or brand the hotels operated. In particular, FelCor was concerned over what Hilton intended to do with the Sheraton brand in the event that Hilton acquired ITT. I indicated that it was my understanding that, in the event of a Hilton acquisition of ITT, Hilton's current intention was not to manage the Sheraton brand itself, but rather to pass the Sheraton brand on to HFS. I explained to Mr. Bollenbach that FelCor did not want HFS to manage any hotels FelCor owned." (Id. Paragraph 5.)

Mr. Feldman explained that "FelCor had thus insisted on the change of control provision in the management contract because of the uncertainty about what would happen to the Sheraton brand in the event of a Hilton acquisition." (Id.)

     Mr. Feldman went on during that conversation to tell Mr.
Bollenbach that:

     "if he could assure me that Hilton itself would manage and support the Sheraton brand in the event of an acquisition or that the hotels could be reflagged as

     Hilton hotels rather than going to HFS, I would talk with him about agreeing not to exercise the option in the event
     Hilton acquired ITT." (Id.)

Although Mr. Bollenbach agreed to think about providing such an assurance (id.), Mr. Bollenbach declined to provide such an assurance:

     "Mr. Bollenbach said . . . it remained Hilton's plan to go forward with a deal with HFS in which HFS would run the Sheraton trademark, franchise system and management agreements. I told Mr. Bollenbach that in that case I had no choice but to continue FelCor's insistence on including the change-of-control option in our deal with ITT." (Id. Paragraph 9.)

     FelCor is like other hotel owners with concerns about entering management or franchise agreements with ITT concerning the Sheraton brand with the prospect that HFS might come to control that brand if Hilton succeeds in acquiring ITT. To cope with the problem created by the pending Hilton bid and Hilton's HFS strategy,[6] ITT has been compelled to agree to change of control provisions when entering into franchise and management agreements. By agreeing to such provisions where the third party demands it, ITT has been able to continue to grow its business and enhance stockholder value in the face of Hilton's ongoing hostile takeover attempt, and in alliance with HFS.

     Further, the FelCor transaction is not the real objective of

--------

[6] It is ITT's understanding that the alleged additional "management" contracts referred to in the amended complaint are franchise or management agreements entered into by ITT/Sheraton during 1997 as part of ITT's ongoing effort to grow Sheraton's business even while Hilton's tender offer is pending. For the purposes of this motion, ITT treats as true Hilton's allegations concerning those agreements.

this litigation for Hilton:

         "When I also expressed skepticism that the FelCor deal, which is for a very small percentage of ITT's assets, could have any impact on the multi-billion dollar Hilton offer, Mr. Bollenbach agreed that he was not worried about the FelCor deal itself." (Id. Paragraph 6.)

In addition, during the June 1 conversation Mr. Bollenbach told
Mr. Feldman:

     "of a letter he was planning to send to ITT complaining about the FelCor transaction, said that he believed the letter would not hurt the FelCor transaction, and that Hilton hoped it would stop ITT from selling any more hotels". (Id. Paragraph 8.)

     In fact, Hilton made sure that the new allegations set forth in its amended complaint and its demands for a "wide range" of "hurry-up" discovery were publicized widely by June 9, even though Hilton did not actually show ITT its amended complaint until June 12. (E.g., Heinz Aff. Ex. C.) Hilton still has not served the ITT directors who are new defendants in the amended complaint.

                            Argument

I.   HILTON'S NEW CLAIMS SHOULD BE DISMISSED AS BY AND LARGE NOT
     RIPE

     Hilton seeks in its new claims relief from all manner of speculative future events.[7] Hilton's amended complaint appears to have been filed to serve as a predicate for intrusive discovery into ITT's affairs. Hilton's new claims, by and large, are not ripe and should be dismissed. The ripeness doctrine is derived from Article III's "case or controversy" requirement, U.S. Const. art. III, ss. 2, cl. 1, and precludes advisory opinions and the premature adjudication of claims. Arizona v. Atchison Topeka and Santa Fe R.R., 656 F.2d 398, 402 (9th Cir. 1981); see also Thomas v. Union Carbide Agric. Prods. Co., 473 U.S. 568, 580-81 (1985) (claim not ripe if it depends on "'contingent future events that may not occur as anticipated, or indeed may not occur at all'") (quoting 13A Charles Wright, Arthur Miller & Edward Cooper, Federal Practice and Procedure, ss. 3532 (1984)) (dicta); Kern River Gas Transmission Co. v. Clark County, 757 F. Supp. 1110, 1114 (D. Nev. 1990) (finding case ripe but noting that plaintiff was not "merely trying to get an injunction against an eventuality that

--------

[7] The amended complaint seeks equitable, declaratory and monetary relief, including rescission of the FelCor contract and any other contract ITT may enter into in the future for the sale of any hotel or casino (Paragraph 69(i)), invalidation of the FelCor change-in-control clause (Paragraph 69(j)), and invalidation of any change-in-control provisions in any contract ITT should enter into "in the future" (Paragraph 69(k)). Hilton also seeks an injunction "[r]equiring defendants to conduct a fair and open auction of ITT" (Paragraph 69(e)). Notably, however, Hilton never sought to enjoin the FelCor transaction from its scheduled end of June closing, and FelCor is not named as a defendant.

will never arise"). Ripeness is a requisite of subject matter jurisdiction, Atchison, 656 F.2d at 402, and therefore is determined at the time of the filing of the complaint. E.g., Ripplinger v. Collins, 868 F.2d 1043, 1047 (9th Cir. 1989); Morongo Band of Mission Indians v. California State Bd. of Equalization, 858 F.2d 1376, 1380 (9th Cir. 1988).

     In determining whether claims are ripe, a court must consider "the fitness of the issues for judicial decision" and "the hardship to the parties of withholding court consideration". Pacific Gas & Elec. Co. v. State Energy Resources Conservation & Dev. Comm'n, 461 U.S. 190, 201 (1983) (quoting Abbott Labs. v. Gardner, 387 U.S. 136, 148-49 (1967)); see also Duval Ranching Co. v. Glickman, No. CV-N-95-38-ECR, 1997 U.S. Dist. LEXIS 7251, at *34 (D. Nev. March 13, 1997).
Courts may also consider the need to preserve judicial resources for actual cases and controversies and to avoid undermining the courts' authority by issuing improvident rulings. See, e.g., Atchison, 656 F.2d at 402 (quoting Public Service Comm'n v. Wycoff Co., 344 U.S. 237, 243-44 (1952)).

     Unripe claims in takeover litigation are routinely dismissed pursuant to Rule 12(b)(1). For example, in Wells Fargo & Co. v. First Interstate Bancorp., Civ. A. Nos. 14696, 14623, 1996 WL 32169, at *8-9 (Del. Ch. Jan. 18, 1996), the
court dismissed as unripe several claims by a hostile bidder that were "directed speculatively to future states of the world." Accord Chrysogelos v. London, No. Civ. A. 11,910, 1992 Del. Ch. LEXIS 61, at *11 (1992) (holding that "without any allegation that the corporation has entered or will enter into contracts binding upon the corporation, a determination of the legal sufficiency of this 'claim', which is not ripe for adjudication, would amount to an impermissible advisory opinion"). See also Stroud
v. Milliken Enters., Inc., 552 A.2d 476, 481 (Del. 1989) (a
declaratory judgment should not be issued based on "future or contingent" events); cf. Wilmac Corp. v. Bowen, 811 F.2d 809, 813 (3rd Cir. 1987) (reliance on a future state of the world is not injury for ripeness purposes).

     The face of Hilton's amended complaint reveals issue after issue that is not fit for judicial consideration precisely because each is based on possible future events supported only by speculation and rumor. The gravamen of Hilton's amended complaint is that Hilton has heard rumors that ITT might enter into transactions either on terms that Hilton believes should not be acceptable or that might represent a sale of all of ITT's assets. Hilton does not allege that any such sales are imminent. It does not allege that Hilton is being or has ever been denied an opportunity to seek timely relief as to any ITT transactions actually undertaken. Hilton is not seeking any preliminary relief on the new claims. No hardship would result from dismissing the speculative claims and waiting to see whether any transactions are announced; if and when they are, a claim consistent with the legal requirement of ripeness can be filed.

     Analyzing the legal issues raised by Hilton's amended complaint with no facts but possible or rumored events would be unfair to the Court, as well as to ITT and its stockholders. This Court recently held that "'inquiries concerning fiduciary duties are inherently particularized and contextual'". Hilton Hotels Corp. v. ITT Corp., 962 F. Supp. 1309, 1311 (D. Nev.
1997). Hilton's challenge of prospective transactions is asking the Court to enjoin potential transactions and invalidate possible future provisions before they are negotiated--before there are particularized circumstances and before it is known even what party seeks such provisions. Hilton's request is improper and its adjudication is not feasible.

II.  HILTON IS A HOSTILE WOULD-BE ACQUIROR WHOSE BREACH OF
     FIDUCIARY DUTY CLAIMS SHOULD BE DISMISSED

     Hilton's breach of fiduciary duty claims (Counts III, IV, VI, VII) are derivative; indeed, Hilton expressly alleges injury to "ITT's assets" (Am. Cpl. Paragraph 33) and to "ITT and its shareholders" (id. Paragraph 34).[8] Since Hilton does not satisfy the substantive criteria for maintaining a derivative action on behalf of ITT's stockholders under Fed. R. Civ. P. 23.1 and Hilton has not properly followed the procedural requirements of that Rule, these counts should be dismissed.

--------

[8] Hilton avers ownership of ITT shares and that the "action is brought . . . to redress a wrongful course of conduct by defendants that is designed to [injure] ITT shareholders". (Am. Cpl. Paragraphs 1, 4-5.) Hilton brings these claims as a stockholder because a tender offeror that is not a stockholder is owed no fiduciary duty by the directors and therefore has no standing to bring state law claims for breach of fiduciary duty or corporate waste. E.g., Crane Co.
v. Anaconda Co., 411 F. Supp. 1208, 1209 (S.D.N.Y. 1975).

     A. Hilton's Claims Are Derivative

     Derivative actions empower an individual stockholder to bring "suit to enforce a corporate cause of action against officers, directors, and third parties". Ross v. Bernhard, 396 U.S. 531, 534 (1970); see also Nelson v. Sierra Constr. Corp., 364 P.2d 402, 405 (Nev. 1961).[9] Under Nevada law[10], the
fiduciary duties of a director run to the corporation. NRS ss.
78.138 (1995) (mandating that directors and officers "shall exercise their powers in good faith and with a view to the interests of the corporation"). That statutory language makes clear that a Nevada corporation's director's duties run to the corporation, rather than directly to the stockholders.[11]

--------

[9] By contrast, a "direct" or "individual" stockholder action arises when the injury is suffered by particular stockholders, not by the corporation or stockholders generally. 12B William Fletcher, Cyclopedia of the Law of Private Corporations ss. 5911 (perm. ed. rev. vol. 1993).

[10] In diversity actions, state law governs the characterization of an action as derivative or direct. Sax v.
World Wide Press, Inc., 809 F.2d 610, 613 (9th Cir. 1987).

[11] Numerous courts have held that, even absent such a statute, breach of fiduciary duty claims are derivative. E.g., Friedman v. Mohasco Corp., 929 F.2d 77, 79 (2d Cir. 1991) (breach of fiduciary obligations "could only be asserted derivatively on behalf of the corporation"); Starbird v. Lane, 203 Cal. App. 2d 247, 254-55 (1962) (ultra vires acts by directors give rise to derivative claims). Moreover, claims that are rooted in the alleged diminution of stockholders' stock value must be brought derivatively. See Eagle v. AT&T, 769 F.2d 541, 546-47 (9th Cir. 1985) ("Because shareholders do not own the corporation's assets, the wrongful depletion of corporate assets is an injury to the corporation and only an indirect injury to the shareholders."), cert. denied, 475 U.S. 1084 (1986); O'Hare v. Marine Elec. Co., 229 Cal. App.2d 33, 36
(1964); Guenther v. Pacific Telecom, Inc., 123 F.R.D. 341, 348-49 (D. Or. 1988). In particular, claims about

     Thus, Hilton's breach of fiduciary duty claims are derivative of ITT's right to press such a claim under Nevada statutory law. And any action concerning breach of those duties belongs to ITT -- not to an individual stockholder such as Hilton. See Buchanan v. Henderson, 131 B.R. 859, 865 (D. Nev.
1990) ("The law is fairly well settled that a [cause] of action for breach of fiduciary duty belongs to the corporation."), rev'd on other grounds, 985 F.2d 1021 (9th Cir. 1993).[12]

     A stockholder can only bring a direct claim against a corporation and its board if it alleges "special" injury.[13]
Hilton

--------

director-misconduct in the face of a tender offer are derivative claims. O'Neill v. Church's Fried Chicken, Inc., 910
F.2d 263, 267 (5th Cir. 1990). See also Kahn v. Sprouse, 842 F.
Supp. 423, 427 (D. Or. 1993) ("Unocal is not grounds on which to assert a direct action.").

[12] Such claims run against the directors, not the corporation, though the corporation is properly included as a nominal defendant. See Charles Wright, Arthur Miller & Mary Kane, Federal Practice and Procedure ss. 1822 (1986) (corporation on whose behalf a derivative action is maintained is an indispensable party under Fed. R. Civ. P. 19(b)); KDT Industries, Inc. v. Home Insurance Co., 603 F. Supp. 861, 863
n.4 (D. Mass. 1985) (corporation "nominal defendant" in stockholder derivative suits). Presumably that is why Hilton named ITT directors as defendants in the, on the other hand, amended complaint.

[13] "[A]n action enforces a corporate right 'if the gravamen of the complaint is injury to the corporation, or to the whole body of its stock or property'"; a direct action, on the other hand, involves an injury specific to the plaintiff as a stockholder that is separate and distinct from that suffered by the corporation or stockholders generally, such as a wrong involving a stockholder agreement. Sax, 809 F.2d at 613-14 (quoting 12B William Fletcher, Cyclopedia of the Law of Private Corporations ss. 5911 (perm. ed. rev. vol. 1984)); Schaffer v. Universal Rundle Corp., 397 F.2d 893, 896 (5th Cir. 1968) (applying Texas law); see Lewis v. Chiles, 719 F.2d 1044, 1048-49 (9th Cir. 1983).

has not pleaded "special injury". Instead, Hilton has pleaded injuries to ITT that affect all stockholders in common. For example, Count III alleges that "ITT and its shareholders stand to lose millions of dollars of value" because of the change-in-control provisions in the FelCor contracts. (Am. Cpl. Paragraph 45.)[14] Similarly, the requested broad injunctive remedies intruding on prerogatives of ITT's corporate board that are sought by Hilton would affect all ITT stockholders equally.

     B. These Derivative Claims Should Be Dismissed

     Since Hilton's claims are derivative, its amended complaint is subject to the requirements of Fed. R. Civ. P.
23.1. Sax, 809 F.2d at 613. Under that Rule, Hilton is not a proper party to bring these derivative claims and has not complied with the pleading requirements of the Rule. The claims must therefore be dismissed.

     1. Hilton Is Not a Proper Derivative Plaintiff

     Fed. R. Civ. P. 23.1 provides in part that:

     "The derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of the shareholders or members similarly situated in enforcing the right of the corporation or association."

--------

[14] Direct interference with the stockholder franchise, which is not alleged in Counts III, IV, VI and VII for breach of fiduciary duty, is deemed a form of special injury by some courts. See, e.g., In re Tri-Star Pictures, Inc., Litig., 634 A.2d 319, 330 (Del. 1993); Moran v. Household Int'l, Inc., 490 A.2d 1059, 1070 (Del. Ch.), aff'd, 500 A.2d 1346 (Del. 1985);
Lipton v. News Int'l, PLC, 514 A.2d 1075, 1078 (Del. 1986).
Hilton does not allege that the change-in-control provisions amount to a direct interference with the stockholder franchise.

Since Hilton's interests are adverse to the interests of the other ITT stockholders, Hilton is not an appropriate champion for either ITT or its stockholders on these claims.

     The Court of Appeals for the Ninth Circuit has stated that in a derivative suit, the "shareholder's real interest [is] in obtaining a recovery for the corporation which increases the value of his holdings". Lewis, 719 F.2d at 1047. Hilton's real interest here is to buy other stockholders' ITT stock at the lowest possible price. It seeks, as it must, to lower the acquisition value paid for the other ITT stockholders' holdings.[15] Baron v. Strawbridge & Clothier, 646 F. Supp. 690, 695 (E.D. Pa. 1986) (tender offeror's interests are "manifestly antagonistic" to those of other stockholders); Hall
v. Aliber, 614 F. Supp. 473, 476 (E.D. Mich. 1985).

     2. Hilton Has Failed to Meet the Procedural Requirements of Rule 23.1

     Hilton has failed to plead its derivative claims in conformity with the special pleading requirements of Fed. R. Civ. P. 23.1: for example, Hilton has not verified its amended complaint, alleged with particularity its efforts to make a demand on the ITT Board, or pleaded excuse from making such a demand, as expressly required

--------

[15] The conflict between Hilton and the other ITT stockholders is particularly apparent here because Hilton is seeking to impose a two-step merger. Hilton wants to obtain control of ITT in order to force the other owners of the remaining 49.9% of ITT shares to surrender their ITT shares to Hilton in return for Hilton stock in a stock-for-stock exchange of uncertain value. The party pursuing that goal is not a proper derivative plaintiff.

by the Rule. Counts III, IV, VI and VII should be dismissed pursuant to Federal Rule 41(b) because of these failures alone. See Greenspun v. Del E. Webb Corp., 634 F.2d 1204, 1208-10 (9th Cir. 1980) (affirming dismissal for failure to comply with Rule 23.1).

III. COUNTS III-V MUST BE DISMISSED FOR FAILURE TO STATE A
     COGNIZABLE CLAIM

     A. Hilton's Unocal and Revlon Counts Do Not State a Claim

     Neither Unocal nor Revlon is the law of Nevada; under Nevada law, otherwise lawful responses to hostile bids are protected so long as they are undertaken in good faith and with a view to the best interests of the corporation. See NRS ss. 78.138(1),(4).

     Although under Delaware decisional law, a board of directors' actions are subject to "heightened scrutiny" in Unocal and Revlon situations[16], the same is not true under Nevada law. The special

--------

[16] Under Unocal, if a plaintiff is able to establish that a Board of a Delaware corporation has taken "defensive measures .
 . . in the context of a contest for control", the Board, as a threshold matter, has the burden of showing "(1) that it 'had reasonable grounds for believing that a danger to corporate policy and effectiveness existed', and (2) 'that [its] defensive response was reasonable in relation to the threat posed'". In re Santa Fe Pacific Corp. Shareholder Litig., 669 A.2d 59, 71 (Del. 1995) (quoting Unitrin, Inc. v. American Gen. Corp., 651 A.2d 1361, 1373 (Del. 1995)).

     Under Revlon, if a Delaware corporation (1) "'initiates an active bidding process seeking to sell itself or to effect a business reorganization involving a clear break-up of the company'"; (2) "'in response to a bidder's offer. . . abandons its long-term strategy and seeks an alternative transaction involving the break-up of the company'"; or (3) approves a transaction resulting in a "'sale or change of control'", then the Board must "'seek the transaction offering the best value reasonably available to the stockholders'". Santa Fe, 669 A.2d at 71 (internal and different duties imposed by Unocal and Revlon are Delaware law exceptions to the general principle that "the business judgment rule attaches ab initio and to survive a Rule 12(b)(6) motion, a plaintiff must allege well-pleaded facts to overcome the presumption." Santa Fe, 669 A.2d at 71 (citations omitted).

     However, NRS ss. 78.120 grants a board of directors broad powers and responsibilities:

     "1. Subject only to such limitations as may be provided by this chapter, or the articles of incorporation of the corporation, the board of directors has full control over the affairs of the corporation."

See also NRS ss. 78.115 ("The business of every corporation must be managed by a board of directors . . ").[17]

     As explained in the affidavit of Robert M. Sader, previously submitted on February 12, 1997 in support ITT's opposition to plaintiffs' motion for preliminary injunction, NRS ss. 78.138 was enacted in 1991 to provide that (1) "good faith" is the measure of a Board's performance of its duties to the corporation; (2) a variety of interests may be considered by the directors, "including the possibility that these interests may be best served by the continued independence of the corporation"; and (3) "[d]irectors may resist a change or potential change-in-control of the

--------

citations omitted).

[17] Hilton is trying to use its own unsolicited partial tender offer to usurp a board's legitimate prerogatives in managing the corporation. Application of Nevada law prevents that, however. As this Court has held, "ITT . . . [is] permitted to do as [it] deem[s] advisable in the marketplace with respect to [its] investment and business decisions". Hilton, 962 F. Supp. at 1311-
12 (D. Nev. 1997).

corporation if [they] determine that the change or potential change is opposed to or not in the best interest of the corporation". NRS Section 78.138(1),(3)&(4). In particular, as
Mr. Sader has testified:

     "In considering A.B. 655, the Legislature reviewed, but by enacting NRS 78.138(1) did not adopt, the approach taken by some other jurisdictions in applying a heightened standard of scrutiny to the actions taken by directors in certain circumstances, such as in response to a proposed acquisition of control of the corporation." (2/12/97 Sader Aff. Paragraph 10.)[18]

In Nevada, unlike in Delaware, directors have a statutory right to consider the interests of constituencies other than stockholders in exercising their powers. NRS ss. 78.138(3). Therefore, given Nevada's vastly different statutory scheme concerning the duties of directors, Delaware's Revlon standard is simply inapplicable in Nevada.[19]

--------

[18] Accord Stepak v. Schey, 553 N.E.2d 1072, 1078 (Ohio 1990)
("[T]he directors are not held to a duty to the shareholders to obtain, like an auctioneer, the highest price possible for their shares of the corporation. The law of the state of Delaware to that effect as pronounced in Revlon is not applicable in Ohio." (citation omitted)).

[19] Moreover, Hilton appears to be attempting to proceed under the Revlon scenario that is triggered when "in response to a bidder's offer, a Delaware target abandons its long-term strategy and seeks an alternative transaction involving the break-up of the company". Santa Fe, 669 A.2d at 71. Sifting through the hyperbole and allusions to possible future events, the only alternative transaction identified in Count IV is the FelCor transaction, which satisfies none of the Revlon criteria. Even if Revlon were applicable law, ITT's sale of five hotels does not "involv[e] the break-up of the company" under Revlon. See Santa Fe, 669 A.2d at 71 (dismissing Revlon claim); Tomczak v. Morton Thiokol, Inc., Civ. A. No. 786, 1990 WL 42607, at *15 (Del. Ch. Apr. 5, 1990) (sale of one of four corporate divisions does not trigger Revlon duties); see also Bragger v. Budacz, Civ. A. No. 13376 1994 Del. Ch. LEXIS 202, at *22 (Del. Ch. Dec. 7, 1994) (claim dismissed when "[t]he amended complaint raise[d] a theoretically possible claim but [did] not allege facts that fit that theory").

     B. Count V Fails to State a Claim

     In Nevada, the sale of corporate assets is governed by NRS
Section 78.565, which states that a corporation may "sell, lease or exchange all of its property and assets" when authorized by a majority of its stockholders (emphasis added). The statutory provision for a stockholder vote does not address a sale of less than all of a corporation's assets. See Umbriac
v. Kaiser, 467 F. Supp. 548, 553 (D. Nev. 1979).

     Count V, however, seeks relief on the grounds that Nevada law prohibits ITT from engaging in the "sale of all or substantially all of its property and assets without the approval of the holders of a majority of its voting stock". (Am. Cpl. Paragraph 55.) This is an incorrect statement of Nevada law; and Hilton has not alleged facts showing any threat that even "substantially all" of ITT's assets are being sold. Therefore, this claim should be dismissed.

IV.  THE NEW COUNTS SHOULD BE DISMISSED FOR FAILURE TO JOIN
     FELCOR AS A PARTY

     Insofar as it relates to actual events rather than hypothetical future possibilities, the amended complaint focuses primarily on the FelCor transaction. (See Am. Cpl. Paragraphs 25-27, 30-34, 44-46, 49-51, 55, 59, 62, 69(i)-(j).)
Hilton, however, has failed to name FelCor as a defendant.

     Under Rule 19(a), a party is "necessary" if, in the party's absence, "complete relief cannot be accorded" or, inter alia, the absent party has an "interest relating to the subject of the action and is so situated that the disposition of the action in the person's absence may (i) as a practical matter impair or impede the person's ability to protect that interest". Fed. R. Civ. P. 19(a)(1)-(2).

     Where, as here, a plaintiff seeks rescission of a contract (Am. Cpl. Paragraph 69(i)), and invalidation of certain provisions of a contract (id. Paragraph 69(j)), joinder of the absent party is necessary for both of the above reasons.[20] As Hilton knows, FelCor requested the change-in-control provision. Felcor has a clear interest in the management contract generally and the change-in-control provision specifically. FelCor, as a non-party, is not in a position to safeguard its interests and respond to Hilton's false allegations. (See, e.g., Am Cpl. Paragraph 32 (claiming that "[t]he change of control penalty provisions do not serve any legitimate purpose of FelCor").)

     Inasmuch as Hilton has neither joined FelCor as a defendant nor pleaded any "reasons why [it is] not joined" as required by

--------

[20] See National Licorice Co. v. NLRB, 309 U.S. 350, 363
(1940) ("Ordinarily where the rights involved in litigation arise upon a contract, courts refuse to adjudicate the rights of some of the parties to the contract if the others are not before it. Such a judgment or decree would be futile if rendered, since the contract rights asserted by those present in the litigation could neither be defined, aided nor enforced by a decree which did not bind those not present." (internal citations omitted)); Lomayaktewa v. Hathaway, 520 F.2d 1324, 1325 (9th Cir. 1975), cert. denied, 425 U.S. 903 (1976). Courts in this Circuit have applied these principles consistently in takeover litigation. For example, in SEC v. Carter Hawley Hale Stores, Inc., 587 F. Supp. 1248, 1250 (C.D. Cal. 1984), aff'd,
760 F.2d 945 (1985), the target issued stock to a third party, General Cinema, allegedly as a defensive measure. The court ruled "that it would entertain no further request for equitable relief pendente lite which would affect General Cinema's rights with respect to its [stock] unless it were joined as a defendant, Fed. R. Civ. P. 19(a)". Id. at 1251.

Rule 19(c), Counts III, IV, VI, and VII should be dismissed.

V.   IN THE ALTERNATIVE, PARTIAL SUMMARY JUDGMENT SHOULD BE
     GRANTED

     If somehow the alleged facts do state a claim, the actual facts dictate that summary judgment be entered for ITT because "there is no genuine issue as to any material fact and [ITT] is entitled to a judgment as a matter of law". Fed. R. Civ. P. 56(c); Abromson v. American Pacific Corp., Nos. 96-15250, 96-15316, 1997 WL 297723, at *3 (9th Cir. June 5, 1997) (citing
Celotex Corp. v. Catrett, 477 U.S. 317, 325 (1986); Barnes v. Arden Mayfair, Inc., 759 F.2d 676, 680 (9th Cir. 1985).

     Hilton complains about neither the price of the FelCor hotel sale nor the fee structure of the FelCor management contract. Rather, Hilton's new claims are fundamentally based on the assertion that the FelCor management contract and certain other unspecified management contracts entered into by ITT/Sheraton have change-of-control provisions; it is those elements of the transactions that Hilton claims represent breaches of defendants' fiduciary duties. (See Am. Cpl. Paragraphs 25-34, 44, 49, 54-56, 59, 61-62.)

     Hilton's conclusory assertions about the FelCor transaction in the amended complaint are inaccurate, as Hilton knew before it amended. For example, Hilton asserts that FelCor's "right to cancel is a pure entrenchment device designed to maintain ITT's incumbent board and management in office" (id. Paragraph 3), but the evidence is that FelCor requested this option to terminate (Feldman

Aff. Paragraphs 4-6); that this provision was included as "an attempt to deter Hilton or any other bidder from acquiring control of ITT" (Am. Cpl. Paragraph 25), but FelCor demanded this provision because it feared the Hilton takeover and the prospective management of the Sheraton brand by HFS (Feldman Aff. Paragraph 5); that "the change of control penalty provisions do not serve any legitimate purpose of FelCor" (Am. Cpl. Paragraph 32), but as FelCor's Chairman has stated, he "insisted" on the change of control provision because it was necessary in order to ensure that FelCor would retain the ability to determine who managed its properties (Feldman Aff. Paragraph 5); that the "change of control penalty provisions in ITT's proposed management agreement with FelCor . . . are a 'poison pill' designed to destroy the value of ITT to Hilton
 . . ., [and] a pure entrenchment device . . . designed to serve the entirely illegitimate purpose of deterring Hilton" (Am.
Cpl. Paragraph 33), but these provisions actually preserve the value of ITT and only provide FelCor with an option to terminate if Hilton chooses to persist with its plans to entrust the Sheraton name to HFS (see Feldman Aff. Paragraphs 5,7,9).

     Thus, the indisputable facts indicate that Hilton cannot show any genuine issue as to any material fact of the following: (a) inclusions of change-of-control provisions were responses to demands from third-parties reacting to Hilton's actions; (b) Hilton itself does not view the sale of hotels to FelCor as material or threatening; and (c) Felcor insisted on a change-of-control provision in its long term management agreements for its own legitimate business reasons. (Feldman Aff. Paragraphs 4-6.) Since these essential facts are not genuinely in dispute and are flatly inconsistent with plaintiffs' claims, summary judgment on these claims is appropriate.

     Hilton cannot maintain its breach of fiduciary duty claims relating to the FelCor transaction and the unspecified management contracts in the face of these indisputable facts. However, these are the only actual, as opposed to possible, actions by ITT that underlie Hilton's new claims. Accordingly, summary judgment should be granted for ITT.

                           Conclusion

     For the foregoing reasons, the Court should dismiss Counts
III-VII of Hilton's First Amended and Supplemental Complaint or, in the alternative, grant partial summary judgment.

     DATED this 2nd day of July, 1997.

                              Respectfully submitted,


                              KUMMER KAEMPFER BONNER & RENSHAW



                              By  /s/ Von S. Heinz
                                ----------------------------
                                THOMAS F. KUMMER
                                VON S. HEINZ
                                Seventh Floor
                                3800 Howard Hughes Parkway
                                Las Vegas, Nevada 89109
                                Attorney for Defendant/
                                Counterclaimant
                                ITT CORPORATION

                     CERTIFICATE OF SERVICE

     Pursuant to Fed. R. Civ. P. 5(b), I hereby certify that service of the foregoing MOTION OF ITT CORPORATION TO DISMISS COUNTS III-VII OF THE FIRST AMENDED AND SUPPLEMENTAL COMPLAINT OR, IN THE ALTERNATIVE, FOR PARTIAL SUMMARY JUDGMENT was made this date by delivering by hand a true copy of the same to the following:

                  Steve Morris
                  Kristina Pickering
                  SCHRECK MORRIS
                  1200 Bank of America Plaza
                  300 South Fourth Street
                  Las Vegas, NV 89101

and by delivering by facsimile this date and by overnight mail on July 3, 1997 a true copy of the same to the following:

                  Bernard W. Nussbaum
                  Eric M. Roth
                  Marc Wolinsky
                  Scott L. Black
                  WACHTELL, LIPTON, ROSEN & KATZ
                  51 West 52nd Street
                  New York, NY 10019

         DATED this 2nd day of July, 1997.



                                           /s/ Judith A. Vienneau
                                         ------------------------------
                                         An Employee of Kummer Kaempfer
                                           Bonner & Renshaw